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                                    Exhibit 1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          HERBALIFE INTERNATIONAL, INC.

        Pursuant to the provisions of Nevada Revised Statutes ("NRS") Sections
78.390 and 78.403, the articles of incorporation of the above referenced corporation are hereby amended and restated as follows:

        I. The name of the corporation (hereinafter called the corporation) is Herbalife International, Inc.

        II. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

               A. To have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

               B. To discount and negotiate promissory notes, drafts, bill of exchange and other evidence of debts, and to collect for others money due them on notes, checks, drafts, bill of exchange, commercial paper and other evidence of indebtedness.

               C. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, or otherwise dispose of, to guaranty, to invest, trade, and deal in and with personal property of every class and description.

               D. To enter into any kind of contract or agreement, cooperative or profit sharing plan with its officers or employees that the corporation may deem advantageous or expedient or otherwise to reward or pay such persons for their services as the directors may deem fit.

               E. To purchase, lease, or otherwise acquire, in whole or in part, the business, the good will, rights, franchises and property of every kind, and to undertake the whole or any part of the assets or liabilities, of any person, firm, association, nonprofit or profit corporation, or own property necessary or suitable for its purposes, and to pay the same in cash, in the stocks or bonds of this company or otherwise, to hold or in any manner dispose of the whole or any part of the business or property so acquired and to exercise all of the powers necessary or incidental to the conduct of such business.

               F. To lend or borrow money and to negotiate and make loans, either on its own account or as agent, or broker for others.

               G. To enter into, make, perform and carry out contracts of every kind and for any lawful purpose, without limit as to amount with any person, firm, association, cooperative profit or nonprofit corporation, municipality, State or Government or any subdivision, district or department thereof.

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               H. To buy, sell, exchange, negotiate, or otherwise deal in, or hypothecate securities, stocks, bonds, debentures, mortgages, notes or other collaterals or securities, created or issued by any corporation wherever organized, including this corporation, within such limits as may be provided by law, and while owner of any such stocks or other collaterals to exercise all rights, powers and privileges of ownership, including the right to vote the same; to subscribe for stock of any corporation to be organized, other than to promote the organization thereof.

               I. To purchase or otherwise acquire, own, hold, lease, sell, exchange, assign, transfer, mortgage, pledge, license, or otherwise dispose of any letters, patents, copyrights, or trademarks of every class and description.

               J. To do any and all other such acts, things, business or businesses in any manner connected with or necessary, incidental, convenient or auxiliary to do any of these objects hereinbefore enumerated, or calculated, directly or indirectly, to promote the interest of the corporation; and in carrying on its purposes, or for the purpose of obtaining or furthering any of its business, to do any and all acts and things, and to exercise any and all other powers which a copartnership or natural person could do or exercise, and which now or hereafter may be authorized by law, here and in any other part of the world.

               K. The several clauses contained in this statement of powers shall be construed as both purposes and powers. And the statements contained in each of these clauses shall be in no way limited or restricted, by reference to or inference from, the terms of any other clauses, but shall be regarded as independent purposes and powers; and no recitations, expression or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive; but is hereby expressly declared that all other lawful powers not inconsistent herewith, are hereby included.

        III. The total number of shares that this corporation is authorized to issue is set forth as follows: One hundred million (100,000,000) shares of preferred stock; One hundred million (100,000,000) shares of common stock with a par value of $.01 per share, consisting of Thirty-Three Million Three Hundred and Thirty-Three Thousand Three Hundred and Thirty-Three (33,333,333) shares of Class A Common Stock ("Class A Common Stock") and Sixty-Six Million Six Hundred and Sixty-Six Thousand Six Hundred and Sixty-Seven (66,666,667) shares of Class B Common Stock ("Class B Common Stock").

               A. Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to Sections 78.390 and 78.403 of the NRS (the "Effective Time"), and without any further action on the part of the corporation or its shareholders, the following shall occur:

                      1. Each three shares of the corporation's Common Stock, par value $0.01 per share (the "Old Common Stock"), then issued shall automatically be combined and converted into one share of Old Common Stock. No fractional shares shall be issued but in lieu thereof, this corporation shall pay in cash an amount equal to the greater of (i) the average closing sale price of a share of Old Common Stock on the NASDAQ National Market System for the fifteen trading days immediately preceding the Effective Time, and (ii) the closing sale price of a share of Old Common Stock on the NASDAQ National Market System on the trading day immediately preceding the date on which the Effective Time occurs.

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                      2.     Immediately following the reverse stock split
described in subparagraph (A)(1) above, each whole share of Old Common Stock, then issued (including shares held in the treasury of the corporation) shall automatically be reclassified, changed and converted into one fully paid and nonassessable share of Class A Common Stock.

               B. The preferred shares may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of preferred shares and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

               C. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in these Amended and Restated Articles of Incorporation, as amended.

               D. DIVIDENDS. Dividends may be declared and paid to the holders of the Class A Common Stock and the Class B Common Stock in cash, property, or other securities of the corporation out of any assets or funds legally available therefor. If and when dividends on the Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the corporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that: (a) a dividend or other distribution of cash or property (except for a distribution in liquidation) with respect to shares of Class B Common Stock may exceed the amount of a dividend or other distribution of cash or property (except for a distribution in liquidation) with respect to shares of Class A Common Stock, and (b) dividends or other distributions payable on the Common Stock in shares of capital stock of the corporation shall be made to all holders of Common Stock and may be (i) in shares of Class B Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the record holders of both classes of Common Stock.

               E. DISTRIBUTIONS ON DISSOLUTION, ETC. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall, after payment in full of the liquidation preference, if any, of any outstanding preferred stock, be distributed pro rata to the holders of Common Stock in accordance with their respective interests.

               F. VOTING RIGHTS

                      1. At each annual or special meeting of the shareholders, each holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the stock transfer records of the

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corporation in connection with the election of directors and all other actions submitted to a vote of shareholders. No holder of Class A Common Stock shall have rights of cumulative voting with respect to the election of directors of the corporation. Holders of Class B Common Stock shall not vote on any matters except as otherwise provided by these Amended and Restated Articles of Incorporation, as amended, or by law.

                      2. The holders of Class B Common Stock shall be entitled to vote separately as a class only with respect to (i) amendments to these Amended and Restated Articles of Incorporation that alter or change any preference or relative or other right given to the holders of Class B Common Stock, and (ii) such other matters as may require separate class voting under these Amended and Restated Articles of Incorporation, as amended, or by law.

               G. CONVERSION.

                      1. All outstanding shares of Class B Common Stock may be converted into shares of Class A Common Stock on a share-for-share basis by the Board of Directors if, as a result of the existence of the Class B Common Stock, either the Class A Common Stock or Class B Common Stock is or both are excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in use and also is excluded from quotation on the NASDAQ National Market System and other comparable national quotation systems then in use.

                      2. All outstanding shares of Class B Common Stock shall be converted into shares of Class A Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class A Common Stock as reflected on the stock transfer records of the corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and of Class B Common Stock. For purposes of the immediately preceding sentence, any shares of Common Stock repurchased and held as treasury shares or cancelled by the corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

                      3. In the event of any conversion of the Class B Common Stock pursuant to subparagraph (G)(1) or (G)(2), certificates which formerly represented outstanding shares of Class B Common stock will thereafter be deemed to represent a like number of Class A Common Stock and all authorized shares of Common Stock shall consist of only Class A Common Stock.

                      4. In making the determination for purposes of this paragraph (G), the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any stock exchange, the National Association of Securities Dealers, Inc. or any other governmental or regulatory agencies or any written instrument purporting to be authentic.

               H. CLASS B PROTECTION PROVISION.

                      1. If, after the Effective Time, (a) any person or group acting in concert acquires beneficial ownership of shares representing 10% or more of the then issued and outstanding shares of Class A Common Stock (excluding (i) shares of Class A Common Stock beneficially owned by such person or group which were received as a result of the conversion of

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Old Common Stock beneficially owned by such person or group immediately prior to the Effective Time and (ii) shares of Class A Common Stock of which beneficial ownership was acquired by such person or group by the issuance or sale by the corporation, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan or in connection with a marital dissolution) (collectively, the exclusions described in clauses
(i) and (ii) are referred to as "Excluded Acquisitions"), and (b) the percentage of all issued and outstanding shares of Class B Common Stock owned by such person or group is less than the percentage of all issued and outstanding shares of Class A Common Stock owned by such person or group (a "Significant Shareholder") at such time, such Significant Shareholder must, within a 90 day period beginning the day after becoming a Significant Shareholder, make a public tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common Stock as provided in this paragraph (H) of Article III (a "Class B Protection Transaction").

                      2. In each Class B Protection Transaction, the Significant Shareholder must make a public tender offer to acquire that number of shares of Class B Common Stock determined by (a) multiplying the percentage of outstanding Class A Common Stock beneficially owned by such Significant Shareholder by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Significant Shareholder, and (b) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned on such date by such Significant Shareholder (including shares acquired on such date at or prior to the time such person or group became a Significant Shareholder). (For purposes of subparagraph (H)(4) below, the applicable date for determining the total number of shares of Class B Common Stock outstanding for part (a) of the previous sentence shall be the date on which the Significant Shareholder becomes required to engage in a Class B Protection Transaction.) The Significant Shareholder must acquire all of such shares of Class B Common Stock validly tendered; provided, however, that if the number of shares of Class B Common Stock tendered to the Significant Shareholder exceeds the number of shares required to be acquired to the formula set forth in this subparagraph (H)(2), the number of shares of Class B Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares of Class B Common Stock tendered by all tendering holders.

                      3. The offer price for any shares of Class B Common Stock required to be purchased by the Significant Shareholder pursuant to this paragraph (H) shall be the greater of (a) the highest price per share paid by the Significant Shareholder for any share of Class A Common Stock in the six month period ending on the date such person or group became a Significant Shareholder or (b) the highest bid price of a share of Class A Common Stock or Class B Common Stock on the NASDAQ National Market System (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Significant Shareholder. (For purposes of subparagraph (H)(4) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Significant Shareholder becomes required to engage in a Class B Protection Transaction.) In the event that the Significant Shareholder has acquired Class A Common Stock in the six month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per share of Class A Common Stock shall be as determined in good faith by the Board of Directors.

                      4. A Class B Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires

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beneficial ownership of the next higher integral multiple of 5% (e.g. 15%, 20%,
25%, etc.) of the then issued and outstanding shares of Class A Common Stock after the Effective Time (excluding Excluded Acquisitions of shares of Class A Common Stock) if the percentage of all issued and outstanding shares of Class B Common Stock owned by such Significant Shareholder at such time is less than the percentage of all issued and outstanding shares of Class A Common Stock owned by such Significant Shareholder at such time. Such Significant Shareholder shall be required to make a public tender offer to acquire that number of shares of Class B Common Stock prescribed by the formula set forth in subparagraph (H)(2) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in subparagraph (H)(2), at the price determined pursuant to subparagraph (H)(3) above.

                      5. If any Significant Shareholder fails to make an offer required by this paragraph (H) of Article III, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Shareholder unless and until such requirements are complied with or unless and until all shares of Class A Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Significant Shareholder. To the extent that the voting power of any share of Class A Common Stock cannot be exercised pursuant to this paragraph
(H), that share of Class A Common Stock shall not be included in the determination of the voting power of the corporation for any purpose under these Amended and Restated Articles of Incorporation, as amended, or under law.

                      6. The Class B Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding.

                      7. All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the numbers of issued and outstanding shares reported by the corporation on the last filed of (a) the corporation's most recent annual report on Form 10-K,
(b) its most recent Quarterly Report on Form 10-Q, or (c) if any, its most recent Current Report on Form 8-K.

                      8. For purposes of this paragraph (H) of this Article III, the term "person" means a natural person, company, (other than the corporation), government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The information or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

               I. MERGER OR CONSOLIDATION. In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

               J. SPLITS, SUBDIVISIONS, ETC. If the corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be

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proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

               K.     ISSUANCE AND REPURCHASES OF STOCK.

                      1. The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

                      2. The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

               L. Shareholders of the corporation's common stock shall not have preemptive rights to acquire unissued or other shares of the corporation.

        IV. The members of the governing board shall be styled "Directors". The number of directors shall not be reduced to less than three, and may, at any time or times, be increased or decreased by a duly adopted amendment to these Articles of Incorporation, or in such manner as shall be provided in the By-Laws of the corporation duly adopted by either the Board of Directors or the shareholders.

        V.     All shares are to be nonassessable.

        VI.    The period of its duration is perpetual.

        VII. Provisions for the regulation of the internal affairs of the corporation are contained in the By-Laws of this corporation.

        VIII. The personal liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under applicable law, as the same existed on May 14, 1993 (the date upon which this Article VIII originally became effective), and to such greater extent as applicable law may thereafter permit. Any repeal or modification of the provisions of this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        IX. The corporation is authorized to indemnify any agent (as hereinafter defined) to the maximum and broadest extent permitted under applicable law, as the same existed on May 14, 1993 (the date upon which this Article IX originally became effective), and to such greater extent as applicable law may thereafter permit, if and to the extent such agent becomes entitled to indemnification by bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. This authorization includes, without limitation, the authority to indemnify any agent in excess of that otherwise expressly permitted by applicable law as to action in an official capacity and as to action in another capacity while holding such office for breach of duty to the

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corporation and its shareholders; provided, however, that the corporation is not authorized to indemnify any agent for any acts or omissions for which a director may not be relieved of liability as set forth in said applicable law, or as to circumstances in which indemnity is expressly prohibited by said applicable law. When used in this Article IX, "agent" shall mean any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign of domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation. Each reference in this Article IX to applicable law shall mean the provision of that law on May 14, 1993 (the date upon which this Article IX originally became effective) and as the same may be amended thereafter from time to time, but only to the extent that such amendment would broaden or increase the scope or magnitude of permissible indemnification.

        The foregoing Restated and Amended Articles of Incorporation has been approved by the Board of Directors and by the vote of at least a majority of the voting power of the outstanding shares of Old Common Stock of the corporation. The undersigned Executive Vice President and Secretary of the corporation hereby certify that they have been authorized to execute this certificate by a resolution adopted by the Board of Directors of the corporation on December 11, 1997, and that the foregoing Restated and Amended Articles of Incorporation sets forth the entire text of the Articles of Incorporation of the corporation as amended and restated to this date.

        IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 11th day of December, 1997.


                                 /s/ Tim Gerrity
                     -------------------------------------
                     Tim Gerrity, Executive Vice President


                              /s/ Christopher Pair
                     -------------------------------------
                     Christopher Pair, Secretary


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